Main Street Announces Second Quarter 2013 Financial Results

Second Quarter 2013 Distributable Net Investment Income Increased to $0.53 Per Share

HOUSTON, Aug. 8, 2013 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the second quarter ended June 30, 2013.

Second Quarter 2013 Highlights

  Total investment income of $27.8 million, representing a 33% increase from the second quarter of 2012
  Net investment income of $17.8 million (or $0.51 per share), representing a 39% increase from the second quarter of 2012
  Distributable net investment income of $18.4 million (or $0.53 per share), representing a 38% increase from the second quarter of 2012 (1)
  Net Asset Value of $18.72 per share at June 30, 2013, which represents an increase of $0.48 per share, or 3%, after excluding the effect of the $0.35 per share special dividend paid in January 2013, compared to $18.59 per share at December 31, 2012
  Paid regular monthly dividends of $0.465 per share, or $0.155 per share for each of April, May and June 2013, representing an 11% increase compared to the second quarter of 2012 regular monthly dividends
  Declared regular monthly dividends of $0.465 per share, or $0.155 per share for each of July, August and September 2013, representing a 7% increase compared to the third quarter of 2012
  Declared semi-annual supplemental cash dividend of $0.20 per share payable in July 2013
  Issued $92.0 million, including the underwriter's full exercise of the over-allotment option, in aggregate principal amount of 6.125% Notes due 2023 (the "Notes")
  Estimated spillover taxable income (taxable income in excess of dividends paid) at June 30, 2013 of $46.4 million, or $1.33 per share
  Completed $29.9 million in total lower middle market ("LMM") portfolio investments, including a $25.0 million investment in one new LMM portfolio company, which after aggregate repayments on debt principal from several LMM portfolio investments resulted in a net increase in the total LMM portfolio investments at June 30, 2013 of $25.2 million during the second quarter of 2013
  Net increase in middle market portfolio investments of $84.1 million during the second quarter 2013
  Net increase in private loan portfolio investments of $6.6 million during the second quarter 2013
  Expanded our credit facility (the "Credit Facility") from $287.5 million to $372.5 million in total commitments to support future investment and operational activities

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "The second quarter of 2013 represented another strong quarter for Main Street, as we increased our net investment income by 39% over the same period in the prior year, and again exceeded our regular monthly dividends paid, exceeding the dividends paid by 10% for this quarter. This quarter also demonstrated the continued benefits of our internally managed operating structure as the costs and expenses, as a percentage of our total assets, required to manage our business declined again on both a sequential quarterly basis and in comparison to the prior year, resulting in an industry leading ratio of 1.6% of our total assets."

Second Quarter 2013 Operating Results
For the second quarter ended June 30, 2013, total investment income was $27.8 million, a 33% increase over the $20.8 million of total investment income for the corresponding period of 2012. This comparable period increase was principally attributable to (i) a 6.4 million increase in interest income from higher average levels of portfolio debt investments and increased activity in the portfolio and (ii) a $1.0 million increase in dividend income from portfolio equity investments, partially offset by (iii) a $0.3 million decrease in fee income due to lower new LMM deal activity and (iv) a $0.2 million decrease in marketable securities and idle funds investments income. The $7.0 million increase in investment income in the second quarter of 2013 includes a $1.2 million net increase in investment income related to accelerated prepayment and repricing activity for certain portfolio debt investments and marketable securities and idle funds investments when compared to the same period in 2012.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $9.4 million from $7.4 million for the corresponding period of 2012. This comparable period increase in cash operating expenses was principally attributable to a $1.4 million increase in interest expense primarily related to the issuance of the Notes in April 2013, higher compensation and related expenses of $0.2 million primarily as a result of additional personnel and a $0.4 million increase in other general and administrative expenses compared to the corresponding period of 2012. Share-based compensation expense of $0.6 million was recognized during the second quarter of 2013 related to non-cash amortization expense for restricted share grants. The ratio of our total operating expenses, excluding interest expense, as a percentage of our average total assets was 1.6% on an annualized basis for the three months ended June 30, 2013, compared to 1.9% for the comparable period in the prior year.

During the second quarter of 2013, we determined that our wholly-owned investment manager, Main Street Capital Partners, LLC (the "Investment Manager"), which was treated as a portfolio investment in all periods prior to the second quarter of 2013, should be consolidated with us as we determined that the Investment Manager was providing substantially all of its services to us or our portfolio companies. As a result, beginning in the second quarter of 2013, the balance sheet and income statement accounts of the Investment Manager are included in our consolidated financial statements and the "Investment in affiliated Investment Manager" and "Expenses reimbursed to affiliated Investment Manager" accounts included on our historical consolidated financial statements have zero balances. In addition, as a result of the consolidation of the Investment Manager beginning with the second quarter of 2013, the expenses on our income statement that were included in "Expenses reimbursed to affiliated Investment Manager" in prior periods are now included in "Compensation and related" or "General and administrative" expenses. The consolidation of the Investment Manager has no net effect on our net investment income or total expenses reported in comparable periods.

Distributable net investment income, which is net investment income before non-cash share based compensation expense, increased 38% to $18.4 million, or $0.53 per share, compared with $13.4 million, or $0.49 per share, in the corresponding period of 2012. (1) The increase in distributable net investment income was primarily due to the higher level of total investment income partially offset by higher operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the second quarter of 2013 reflects (i) an increase of approximately $0.03 per share from the comparable period in 2012 attributable to the increase in the comparable levels of accelerated prepayment and repricing activity for certain portfolio debt investments and marketable securities and idle funds investments as discussed above and (ii) a greater number of average shares outstanding compared to the corresponding period in 2012 primarily due to the June 2012 and December 2012 follow-on stock offerings.

Distributable net realized income, which is net realized income before non-cash, share based compensation expense, was $19.2 million, or $0.55 per share, compared with distributable net realized income of $10.1 million, or $0.37 per share, in the corresponding period of 2012. (1) The $9.1 million increase was primarily attributable to (i) the change in net realized gain from investments of $4.1 million due primarily to the realized losses of $3.3 million incurred in the second quarter of 2012, and (ii) higher distributable net investment income in the second quarter of 2013 compared to the corresponding period of 2012 as discussed above. The $0.8 million net realized gain from investments during the second quarter of 2013 was primarily attributable to net realized gains related to middle market debt and marketable securities and idle funds investments.

The net increase in net assets resulting from operations attributable to common stock during the second quarter of 2013 was $24.0 million, or $0.69 per share, compared with a net increase of $24.2 million, or $0.88 per share, in the second quarter of 2012. This $0.2 million decrease was the result of the $9.1 million increase in net realized income as discussed above, offset by a $9.5 million decrease in the net change in unrealized appreciation to $6.2 million in the second quarter of 2013, compared to $15.7 million for the comparable period in the prior year. The total net change in unrealized appreciation for the second quarter of 2013 of $6.2 million included a $6.3 million net change in unrealized appreciation from portfolio investments and a net change in unrealized appreciation of $0.6 million from the Small Business Investment Company ("SBIC") debentures held by our wholly-owned SBIC subsidiary, Main Street Capital II, LP ("MSC II"), partially offset by net unrealized depreciation from marketable securities and idle funds investments of $0.7 million. The $6.3 million net change in unrealized appreciation from portfolio investments for the second quarter of 2013 was principally attributable to (i) unrealized appreciation on 21 LMM portfolio investments totaling $10.0 million, partially offset by unrealized depreciation on 4 LMM portfolio investments totaling $1.0 million and (ii) net unrealized appreciation on other portfolio investments of $1.5 million, partially offset by (iii) $1.8 million of net unrealized depreciation on middle market portfolio investments, (iv) $0.9 million of net unrealized depreciation on private loan portfolio investments, and (v) accounting reversals of net unrealized appreciation from prior periods of $1.5 million related to portfolio investment exits and repayments. For the second quarter of 2013, we also recognized a net income tax provision of $0.8 million primarily related to a $0.5 million accrual for excise tax on our estimated spillover taxable income and $0.2 million related to accruals for state and other taxes.

Liquidity and Capital Resources
As of June 30, 2013, we had $41.2 million in cash and cash equivalents, $21.8 million in marketable securities and idle funds investments and $157.5 million of unused capacity under the Credit Facility, which we maintain to support our future investment and operating activities. As of June 30, 2013, our net asset value totaled $655.4 million, or $18.72 per share.

In May 2013, we increased the size of our Credit Facility from $287.5 million to $372.5 million in total commitments and expanded the number of lenders currently participating in the Credit Facility to a diversified group of ten lenders. The Credit Facility contains an accordion feature which allows us to increase the total commitments under the facility up to $425.0 million from new or existing lenders on the same terms and conditions as the existing commitments. The Credit Facility includes an initial revolving period through September 2015 followed by a two-year term out period with a final maturity in September 2017, and contains two, one-year extension options which could extend both the revolving period and the final maturity by two years, subject to certain conditions, including lender approval. Borrowings under the Credit Facility bear interest on a per annum basis equal to the applicable LIBOR rate plus 2.5%. As of June 30, 2013, we had $215.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.7%.

As of June 30, 2013, we had $225 million of SBIC debentures outstanding which bear a weighted average fixed interest rate of approximately 4.8%, paid semi-annually, and mature ten years from original issuance. The weighted average remaining duration for the existing SBIC debentures is approximately 5.9 years as of June 30, 2013.

In April 2013, we further diversified our capital base and funding sources by completing the public offering of the Notes and, as of June 30, 2013, we had a total of $92.0 million of Notes outstanding. The Notes mature on April 1, 2023, and may be redeemed in whole or in part at any time or from time to time at our option on or after April 1, 2018. The Notes bear interest at a rate of 6.125% per year payable quarterly on January 1, April 1, July 1 and October 1 of each year. The Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."

Lower Middle Market Portfolio Information (all as of June 30, 2013) (2)
We had debt and equity investments in 58 LMM companies collectively totaling approximately $555.3 million in fair value with a total cost basis of approximately $438.7 million. Approximately 75% of our LMM portfolio investments at cost were in the form of secured debt investments, and 94% of these debt investments were secured by first priority liens on the assets of the portfolio companies. The weighted average annual effective yield on our LMM portfolio debt investments was 15.1%. (3)

We had equity ownership in 93% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 33%. The fair value of our LMM portfolio company equity investments was approximately 205% of the cost of such equity investments.

Based on information provided by our LMM portfolio companies, which we have not independently verified, the portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 1.9 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.9 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.3 to 1.0 and 2.9 to 1.0, respectively.

Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, the weighted average investment rating for our total LMM investment portfolio was 2.2 as of June 30, 2013 and 2.1 as of December 31, 2012.

Middle Market Portfolio Information (all as of June 30, 2013) (4)
We had middle market portfolio investments in 95 companies collectively totaling approximately $445.2 million in fair value with a total cost basis of approximately $440.4 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than our LMM portfolio companies and are included in the "Non-Control/Non-Affiliate investments" section of our balance sheet. The weighted average annual revenues for the 95 middle market portfolio company investments was approximately $576.8 million. Our middle market portfolio investments are primarily in the form of debt investments, and approximately 92% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our middle market portfolio debt investments was approximately 7.9%. (3)

Private Loan Portfolio Information (all as of June 30, 2013) (5)
Private loan portfolio investments primarily consist of investments in interest-bearing debt securities in companies that are consistent with the size of companies in our LMM portfolio or our middle market portfolio, but are investments which have been originated through strategic relationships with other investment funds on a collaborative basis. All private loan portfolio investments are included in the "Non-Control/Non-Affiliate investments" section of our balance sheet.

We had private loan portfolio investments in 11 companies collectively totaling approximately $78.9 million in fair value with a total cost basis of approximately $79.3 million. The weighted average annual revenues for the 11 private loan portfolio company investments was approximately $309.4 million. As of June 30, 2013, 99% of our private loan portfolio investments are in the form of debt investments, and all such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our private loan portfolio debt investments was approximately 12.2%. (3)

Portfolio Quality
As of June 30, 2013, we had one investment with positive fair value on non-accrual status which comprised approximately 0.2% of the investment portfolio at fair value and, together with another fully impaired investment, comprised approximately 0.7% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 112% of the related cost basis as of June 30, 2013.

Second Quarter 2013 Financial Results Conference Call / Webcast
Main Street has scheduled a conference call for Friday, August 9, 2013 at 10:00 a.m. Eastern Time to discuss the second quarter 2013 financial results.

You may access the conference call by dialing 480-629-9835 or 877-941-0844 and quote passcode 4627658# at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, August 16, 2013 and may be accessed by dialing 303-590-3030 and using the passcode 4627658#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended June 30, 2013 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2013 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2)

All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, private loan portfolio investments, other portfolio investments and marketable securities and idle funds investments.  LMM portfolio company financial information has not been independently verified by Main Street.

(3)

Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(4)

All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, private loan investments, other portfolio investments and marketable securities and idle funds investments.  Middle market portfolio company financial information has not been independently verified by Main Street.

(5)

All private loan portfolio information is calculated exclusive of Main Street's LMM portfolio investments, middle market investments, other portfolio investments and marketable securities and idle funds investments.  Private loan portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS
Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com / 713-350-6000

Dennard - Lascar Associates
Ken Dennard / ken@dennardlascar.com
Ben Burnham / ben@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$8,169	$6,083	$14,703	$11,850
Affiliate investments	5,399	4,141	11,060	9,814
Non-Control/Non-Affiliate investments	13,862	10,101	27,000	18,248
Interest, fee and dividend income	27,430	20,325	52,763	39,912
Interest and dividends from marketable securities, idle funds and other	370	517	681	1,489
Total investment income	27,800	20,842	53,444	41,401
EXPENSES:
Interest	(5,542)	(4,180)	(9,424)	(8,044)
Compensation and related	(2,574)	-	(2,574)	-
General and administrative	(1,249)	(554)	(1,937)	(1,162)
Expenses reimbursed to affiliated Investment Manager	-	(2,702)	(3,189)	(5,359)
Share-based compensation	(602)	(580)	(1,205)	(1,161)
Total expenses	(9,967)	(8,016)	(18,329)	(15,726)
NET INVESTMENT INCOME	17,833	12,826	35,115	25,675

NET REALIZED GAIN (LOSS) FROM INVESTMENTS:
Control investments	-	(96)	-	(2,061)
Affiliate investments	-	(3,732)	-	5,500
Non-Control/Non-Affiliate investments	483	174	140	337
Marketable securities and idle funds investments	322	325	263	1,033
Total net realized gain (loss) from investments	805	(3,329)	403	4,809
NET REALIZED INCOME	18,638	9,497	35,518	30,484

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	6,337	17,515	16,415	22,023
Marketable securities and idle funds investments	(743)	(55)	(810)	(84)
SBIC debentures	555	(1,808)	(657)	(1,508)
Investment in affiliated Investment Manager	-	-	-	(51)
Total net change in unrealized appreciation	6,149	15,652	14,948	20,380

INCOME TAXES:
Federal and state income, excise, and other taxes	(752)	(601)	(1,422)	(1,270)
Deferred taxes	(31)	(395)	(1,411)	(1,602)
Income tax provision	(783)	(996)	(2,833)	(2,872)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	24,004	24,153	47,633	47,992
Noncontrolling interest	-	-	-	(54)
NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS
ATTRIBUTABLE TO COMMON STOCK	$24,004	$24,153	$47,633	$47,938

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$0.51	$0.47	$1.01	$0.94
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$0.54	$0.35	$1.02	$1.12
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS ATTRIBUTABLE TO COMMON
STOCK PER SHARE - BASIC AND DILUTED	$0.69	$0.88	$1.37	$1.77

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$0.47	$0.42	$0.92	$0.83
Supplemental dividends	-	-	0.35	-
Total	$0.47	$0.42	$1.27	$0.83

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	34,803,729	27,365,758	34,751,905	27,118,421

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments (cost: $235,029 and $217,483 as of June 30, 2013 and December 31, 2012, respectively)
	$302,558	$278,475
Affiliate investments (cost: $187,622 and $142,607 as of June 30, 2013 and December 31, 2012, respectively)
	230,293	178,413
Non-Control/Non-Affiliate investments (cost: $567,997 and $456,975 as of June 30, 2013 and December 31, 2012, respectively)
	581,244	467,543
Investment in affiliated Investment Manager (cost: $2,668 as of December 31, 2012)
	-	-

Total portfolio investments (cost: $990,648 and $819,733 as of June 30, 2013 and December 31, 2012, respectively)
	1,114,095	924,431
Marketable securities and idle funds investments (cost: $22,502 and $28,469 as of June 30, 2013 and December 31, 2012, respectively)
	21,759	28,535

Total investments (cost: $1,013,150 and $848,202 as of June 30, 2013 and December 31, 2012, respectively)
	1,135,854	952,966

Cash and cash equivalents	41,220	63,517
Interest receivable and other assets	12,168	14,580
Receivable for securities sold	31,213	-
Deferred financing costs (net of accumulated amortization of $3,430 and $3,203 as of June 30, 2013 and December 31, 2012, respectively)
	7,994	5,162

Total assets	$1,228,449	$1,036,225

LIABILITIES

SBIC debentures (par: $225,000 as of June 30, 2013 and December 31, 2012, par of $100,000 is recorded at a fair value of $87,123 and $86,467 as of June 30, 2013 and December 31, 2012, respectively)	$212,123	$211,467
Credit facility	215,000	132,000
Notes payable	92,000	-
Payable for securities purchased	26,605	20,661
Deferred tax liability, net	11,006	11,778
Accounts payable and other liabilities	5,782	4,527
Interest payable	5,626	3,562
Dividend payable	4,924	5,188
Payable to affiliated Investment Manager	-	4,066

Total liabilities	573,066	393,249

Commitments and contingencies

NET ASSETS

Common stock, $0.01 par value per share (150,000,000 shares authorized; 35,014,302 and 34,589,484 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively)	350	346
Additional paid-in capital	553,011	544,136
Accumulated net investment income, net of cumulative dividends of $159,506 and $115,401 as of June 30, 2013 and December 31, 2012, respectively	26,879	35,869
Accumulated net realized gain from investments (accumulated net realized gain from investments of $10,241 before cumulative dividends of $28,993 as of June 30, 2013 and accumulated net realized gain from investments of $9,838 before cumulative dividends of $28,993 as of December 31, 2012)	(18,752)	(19,155)
Net unrealized appreciation, net of income taxes	93,895	81,780

Total net assets	655,383	642,976

Total liabilities and net assets	$1,228,449	$1,036,225

NET ASSET VALUE PER SHARE	$18.72	$18.59

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net investment income	$17,833	$12,826	$35,115	$25,675
Share-based compensation expense	602	580	1,205	1,161
Distributable net investment income (1)	18,435	13,406	36,320	26,836
Net realized gain (loss) from investments	805	(3,329)	403	4,809
Distributable net realized income (1)	$19,240	$10,077	$36,723	$31,645

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$0.53	$0.49	$1.05	$0.99
Distributable net realized income per share -
Basic and diluted (1)	$0.55	$0.37	$1.06	$1.17

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.